Exhibit 99.1
RPM Reports Record Third Quarter Results
•	Sales increase 19%

•	Excluding asbestos charges, earnings increase 53%

•	Record earnings anticipated for full fiscal year 2006, excluding asbestos charges
MEDINA, OH – April 6, 2006 – RPM International Inc. (NYSE: RPM) today reported record sales of $612.5 million for its fiscal third quarter ended February 28, 2006, an 18.6% increase over sales of $516.3 million in the year-ago third period.
RPM’s third-quarter 2006 net loss for the seasonally-weak third quarter was $2.7 million, a 43.7% improvement versus the year-earlier loss of $4.8 million. The loss per diluted share improved by 50.0%, to ($0.02) from ($0.04). Both periods include $15.0 million in pre-tax reserve charges for asbestos liability. Excluding the asbestos charges, RPM’s third-quarter 2006 net income was up 52.6% to $6.9 million, from $4.5 million a year ago, and earnings per diluted share grew 50.0% to $0.06 from $0.04.
Third-quarter earnings before interest and taxes (EBIT) were $4.7 million compared with EBIT of $0.8 million a year ago. Excluding asbestos charges, EBIT grew 24.2%, to $19.7 million from $15.8 million in the 2005 third quarter.
“We continue to be encouraged by what we’re seeing in our top line,” said Frank C. Sullivan, president and chief executive officer. “Strong demand continues to drive organic sales throughout the business, producing 10.0% of our growth this quarter. Acquisition growth was 9.0%, reflecting mainly the purchase of illbruck Sealant Systems (“illbruck”) on August 31, 2005, as well as the sale of Thibaut Inc. on January 11, 2006,” he said.
“During this period, RPM’s gross margins began to recover as our own higher pricing was able to offset higher raw material costs, many of which have begun to moderate. With strong sales momentum carrying into our fourth quarter and with our margins recovering, we expect to achieve record sales and earnings for the full fiscal year ending May 31, 2006, excluding asbestos charges,” stated Sullivan.
Third-Quarter Segment Sales and Earnings
Sales for RPM’s industrial segment grew 29.0%, to $378.3 million in the fiscal 2006 third quarter from $293.1 million a year ago. Of this increase, 15.9% was the result of the illbruck acquisition and four smaller acquisitions. Organic growth for this segment was 14.2%, reflecting continued strong demand across all industrial markets. Foreign exchange differences reduced industrial sales growth by 1.1% during the third quarter. Industrial EBIT increased 47.7% for the quarter, to $18.1 million from $12.2 million a year ago.
Consumer segment sales increased 4.9%, reflecting solid organic growth of 6.1%, partly offset by the sale of Thibaut and foreign exchange differences. Almost every consumer segment product line participated in 5% or higher sales growth during the quarter. RPM’s consumer segment EBIT grew 13.9%, to $14.7 million in the 2006 third quarter from $12.9 million a year ago.

RPM’s corporate/other segment expenses before interest and taxes increased $3.8 million over the 2005 second quarter, reflecting primarily higher health care costs for the company’s U.S. and Canadian employees. Despite this increase, total SG&A expenses improved, declining to 36.7% of sales from 37.8% a year ago.
Asbestos Liability
The company took an additional $15.0 million pre-tax charge in the third quarter to increase its asbestos liability reserves, which now total $99.2 million on RPM’s balance sheet. The charge for this third quarter matches a similar charge taken a year ago. On a year-to-date basis, RPM has taken $45.0 million in pre-tax charges to increase asbestos liability reserves, compared with $62.0 million in the first nine months of fiscal 2005. Before tax asbestos-related payments were $17.1 million in the third quarter, bringing total payments for the first nine months of fiscal 2006 to $47.0 million, which compares favorably to $56.3 million paid during the first nine months of fiscal 2005. During the quarter, the company retained a third-party consultant to assist in a review of its potential liability for future, unasserted asbestos claims and expects to complete this evaluation in the coming months.
“While asbestos remains a challenge, we are pleased with our year over year progress in managing this issue, which has resulted in reduced settlement costs, increased dismissal rates, and lower total costs on an annual basis. Our defense strategy, coupled with the benefit of an improving legal environment at the state level and greater scrutiny of the abuses inherent in this litigation at several levels, should continue to favorably impact our annual costs,” Sullivan said.
Business Transactions
During the third quarter, two RPM business units made acquisitions to further their market penetration. Both are expected to be accretive to earnings within a year.
On January 1, 2006, Euclid Chemical Company, part of RPM’s Tremco Group, acquired Tamm’s Industries, a $20.0 million producer of high-performance restoration, protection and waterproofing products for the concrete construction industry.
On February 13, 2006, DAP acquired Custom Building Products’ ready-to-use (pre-mix) patch and repair product line, further extending DAP’s product line.
On January 11, 2006, RPM sold its non-core Thibaut Inc. wallcovering business to its management and The Riverside Company, a private equity firm.
Cash Flow and Financial Position
Cash generated by RPM operations amounted to $111.4 million through the first nine months of fiscal 2006, up 29.9% from $85.7 million a year ago. Capital expenditures to date in 2006 were $31.2 million, compared with depreciation of $40.9 million during the same period. RPM’s total debt was $879.5 million at the end of the third quarter, compared to $838.0 million at the end of fiscal 2005. The increase is due primarily to acquisition costs, mainly illbruck, offset by the retirement of $150.0 million in 7.0% bonds that matured on June 15, 2005. As of February 28, 2006, RPM’s debt-to-capitalization ratio was 45.0% compared with 44.7% at May 31, 2005 and 45.0% one year ago.

Nine-Month Sales and Earnings
For the first nine months of fiscal 2006, net sales increased 16.5%, to $2.1 billion from $1.8 billion a year ago. Nine-month EBIT increased 11.7% to $128.4 million from $114.9 million a year ago. Nine-month net income was up 11.9% to $65.8 million from $58.8 million in the prior year. Diluted earnings per share were $0.54, up 12.5% from $0.48 earned in the first nine months of 2005.
Excluding asbestos charges, nine-month 2006 net income of $94.5 million declined 3.0% from 2005 nine-month net income of $97.5 million, EBIT declined 2.0% to $173.4 million from $176.9 million and diluted earnings per share declined 3.8% to $0.76 from $0.79. These declines are principally the result of the impact of the Gulf Coast hurricanes last fall and the $10.2 million ($0.05 per diluted share) of one-time costs incurred during this year’s second quarter, mostly related to the September 2005 finalization of the Dryvit national residential class action settlement.
Industrial segment sales grew 24.5% during this year’s first nine months, to $1.27 billion from $1.02 billion in fiscal 2005. Of this growth, 13.1% was organic and 11.3% was acquisition-related. The segment’s EBIT for the period increased 17.3%, to $134.1 million from $114.3 million.
Consumer segment sales grew organically 6.0%, to $824.5 million from $777.8 million in the first nine months of fiscal 2005. EBIT declined 3.8%, to $87.0 million from $90.4 million a year ago, due primarily to net higher raw material costs not fully offset by higher selling prices.
Business Outlook
“Business conditions remain strong, evidenced by our unit sales growth, which continues to build. We are gaining relief from the sharp raw material cost increases we’ve been experiencing, as reflected by the third quarter’s improving gross margins. Following the negative impact of hurricanes in our second quarter, Gulf Coast rebuilding efforts already have become a slight positive for RPM in the third quarter, and will likely continue to boost sales through this year. All of these improvements, coupled with the passage of one-time cost events that uniquely impacted this year’s second quarter, bode well for a strong finish to this year, with continued momentum into 2007,” Sullivan said.
Webcast and Conference Call Information
Management will host a conference call to further discuss these results and the fiscal year outlook beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 800-798-2796 or 617-614-6204 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 12:00 p.m. EDT on April 6 until 11:59 p.m. EDT on April 13, 2006. The replay can be accessed by dialing 888-286-8010 or 617-801-6888. The access code is 99715453. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at http://www.rpminc.com.

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.
For more information, contact Glenn R. Hasman, vice president – finance and communications, at 330-273-8820 or ghasman@rpminc.com.
# # #
This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted resins and solvents; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and other risks detailed in the company’s other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the company’s prospectus and prospectus supplement included as part of the company’s Registration Statement on Form S-4 (File No. 333-120536), as the same may be amended from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
IN THOUSANDS, EXCEPT PER SHARE DATA

	AS REPORTED				ADJUSTED (a)
	Nine Months Ended		Three Months Ended		Nine Months Ended		Three Months Ended
	February 28,	February 28,	February 28,	February 28,	February 28,	February 28,	February 28,	February 28,
	2006	2005	2006	2005	2006	2005	2006	2005
Net Sales	$2,099,177	$1,801,319	$612,475	$516,337	$2,099,177	$1,801,319	$612,475	$516,337
Cost of sales	1,239,459	1,024,627	368,135	305,220	1,239,459	1,024,627	368,135	305,220

Gross profit	859,718	776,692	244,340	211,117	859,718	776,692	244,340	211,117
Selling, general & administrative expenses	686,325	599,749	224,657	195,273	686,325	599,749	224,657	195,273
Asbestos charges	45,000	62,000	15,000	15,000
Interest expense, net	28,391	25,485	9,962	8,600	28,391	25,485	9,962	8,600

Income (loss) before income taxes	100,002	89,458	(5,279)	(7,756)	145,002	151,458	9,721	7,244
Provision for income taxes	34,201	30,632	(2,592)	(2,984)	50,461	53,957	2,810	2,716

Net Income (Loss)	$65,801	$58,826	$(2,687)	$(4,772)	$94,541	$97,501	$6,911	$4,528

Basic earnings (loss) per share of common stock	$0.56	$0.50	$(0.02)	$(0.04)	$0.81	$0.84	$0.06	$0.04

Diluted earnings (loss) per share of common stock	$0.54	$0.48	$(0.02)	$(0.04)	$0.76	$0.79	$0.06	$0.04

Average shares of common stock outstanding — basic	116,710	116,700	116,881	117,284	116,710	116,700	116,881	117,284

Average shares of common stock outstanding — diluted	127,533	126,206	116,881	117,284	127,533	126,206	119,772	119,152

(a)	Adjusted figures presented remove the impact of the additional asbestos charges taken during each period presented.

SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)
IN THOUSANDS

	AS REPORTED				ADJUSTED (a)
	Nine Months Ended		Three Months Ended		Nine Months Ended		Three Months Ended
	February 28,	February 28,	February 28,	February 28,	February 28,	February 28,	February 28,	February 28,
	2006	2005	2006	2005	2006	2005	2006	2005
Net Sales:
Industrial Segment	$1,274,722	$1,023,540	$378,286	$293,144	$1,274,722	$1,023,540	$378,286	$293,144
Consumer Segment	824,455	777,779	234,189	223,193	824,455	777,779	234,189	223,193

Total	$2,099,177	$1,801,319	$612,475	$516,337	$2,099,177	$1,801,319	$612,475	$516,337

Income (Loss) Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$133,466	$114,563	$17,998	$12,488	$133,466	$114,563	$17,998	$12,488
Interest (Expense), Net	(603)	277	(68)	253	(603)	277	(68)	253

EBIT (c)	$134,069	$114,286	$18,066	$12,235	$134,069	$114,286	$18,066	$12,235

Consumer Segment
Income Before Income Taxes (b)	$87,026	$90,707	$14,533	$13,041	$87,026	$90,707	$14,533	$13,041
Interest (Expense), Net	31	267	(144)	159	31	267	(144)	159

EBIT (c)	$86,995	$90,440	$14,677	$12,882	$86,995	$90,440	$14,677	$12,882

Corporate/Other
(Loss) Before Income Taxes (b)	$(120,490)	$(115,812)	$(37,810)	$(33,285)	$(75,490)	$(53,812)	$(22,810)	$(18,285)
Interest (Expense), Net	(27,819)	(26,029)	(9,750)	(9,012)	(27,819)	(26,029)	(9,750)	(9,012)

EBIT (c)	$(92,671)	$(89,783)	$(28,060)	$(24,273)	$(47,671)	$(27,783)	$(13,060)	$(9,273)

Consolidated
Income (Loss) Before Income Taxes (b)	$100,002	$89,458	$(5,279)	$(7,756)	$145,002	$151,458	$9,721	$7,244
Interest (Expense), Net	(28,391)	(25,485)	(9,962)	(8,600)	(28,391)	(25,485)	(9,962)	(8,600)

EBIT (c)	$128,393	$114,943	$4,683	$844	$173,393	$176,943	$19,683	$15,844

(a)	Adjusted figures presented remove the impact of the additional asbestos charges taken during each period presented.

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	February 28, 2006	February 28, 2005
	(Unaudited)	(Unaudited)	May 31, 2005
Assets
Current Assets
Cash and short-term investments	$93,077	$165,719	$184,140
Trade accounts receivable	464,361	421,266	571,649
Allowance for doubtful accounts	(20,742)	(20,242)	(18,565)

Net trade accounts receivable	443,619	401,024	553,084
Inventories	397,282	337,562	334,404
Deferred income taxes	40,323	43,683	40,876
Prepaid expenses and other current assets	165,042	156,301	156,491

Total current assets	1,139,343	1,104,289	1,268,995

Property, Plant and Equipment, at Cost	834,149	801,789	775,564
Allowance for depreciation and amortization	(421,803)	(416,930)	(385,586)

Property, plant and equipment, net	412,346	384,859	389,978

Other Assets
Goodwill	734,749	660,760	663,224
Other intangible assets, net of amortization	325,625	279,005	275,744
Other	73,870	44,894	49,534

Total other assets	1,134,244	984,659	988,502

Total Assets	$2,685,933	$2,473,807	$2,647,475

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$210,851	$172,076	$274,573
Current portion of long-term debt	18,600	3,425	97
Accrued compensation and benefits	87,230	69,077	95,667
Accrued loss reserves	64,396	51,605	65,452
Asbestos-related liabilities	55,000	50,000	55,000
Other accrued liabilities	76,033	71,134	84,550

Total current liabilities	512,110	417,317	575,339

Long-Term Liabilities
Long-term debt, less current maturities	860,897	835,625	837,948
Asbestos-related liabilities	44,156	46,318	46,172
Other long-term liabilities	97,599	68,891	71,363
Deferred income taxes	95,411	80,206	78,914

Total long-term liabilities	1,098,063	1,031,040	1,034,397

Total liabilities	1,610,173	1,448,357	1,609,736

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 118,474; 117,452; 117,554)	1,185	1,175	1,176
Paid-in capital	538,339	523,704	526,434
Treasury stock, at cost
Accumulated other comprehensive income	25,757	29,034	10,004
Retained earnings	510,479	471,537	500,125

Total stockholders’ equity	1,075,760	1,025,450	1,037,739

Total Liabilities and Stockholders’ Equity	$2,685,933	$2,473,807	$2,647,475

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
IN THOUSANDS

	Nine Months Ended February 28,
	2006	2005
Cash Flows From Operating Activities
Net income	$65,801	$58,826
Depreciation and amortization	53,216	48,930
Items not affecting cash and other	(1,123)	11,290
Changes in operating working capital	(5,633)	(36,890)
Changes in asbestos-related liabilities, net of tax	(872)	3,569

	111,389	85,725

Cash Flows From Investing Activities
Capital expenditures	(31,194)	(34,453)
Acquisition of businesses, net of cash acquired	(162,241)	(9,900)
Purchases of marketable securities	(46,637)	(38,552)
Proceeds from the sale of marketable securities	36,500	32,071
Proceeds from the sale of assets	10,575	4,500
Other	1,349	1,584

	(191,648)	(44,750)

Cash Flows From Financing Activities
Additions to long-term and short-term debt	188,914	200,000
Reductions of long-term and short-term debt	(151,841)	(76,168)
Cash dividends	(55,447)	(51,314)
Exercise of stock options	7,101	10,741

	(11,273)	83,259

Effect of Exchange Rate Changes on Cash and Short-Term Investments	469	6,926

Increase (Decrease) in Cash and Short-Term Investments	$(91,063)	$131,160